Filed Pursuant to Rule 424(b)(3)
Registration No. 333-173250

Prospectus Supplement No. 2

(to prospectus dated June 16, 2011)

Realogy Corporation

Up to $1,143,706,000 11.00% Series A Convertible Senior Subordinated Notes due 2018

Up to $291,424,196 11.00% Series B Convertible Senior Subordinated Notes due 2018

Up to $675,111,000 11.00% Series C Convertible Senior Subordinated Notes due 2018

and

Domus Holdings Corp.

Class A Common Stock Issuable upon Conversion of the Notes

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 16, 2011, as supplemented by the prospectus supplement dated August 3, 2011, covering resales by selling securityholders of Realogy Corporation’s 11.00% Series A Convertible Senior Subordinated Notes due 2018 (the “Series A Convertible Notes”), (ii) 11.00% Series B Convertible Senior Subordinated Notes due 2018 (the “Series B Convertible Notes”) and (iii) $ 11.00% Series C Convertible Senior Subordinated Notes due 2018 (the “Series C Convertible Notes” and, together with the Series A Convertible Notes and the Series B Convertible Notes, the “notes”) and the Class A Common Stock of Domus Holdings Corp., par value $0.01 per share (“Class A Common Stock”), issuable upon conversion of the notes, to correct the amounts of notes and Class A Common Stock beneficially owned by a selling securityholder previously identified in the table of selling securityholders on page 165 of the prospectus and to supplement the related disclosure on page 160 of the prospectus under the heading “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in the notes and the Class A Common Stock issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page 21 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 8, 2011.

SELLING SECURITYHOLDERS

The information set forth in the table below updates the table of selling securityholders contained on page 165 of the prospectus solely to correct the previously disclosed amounts of notes and Class A Common Stock beneficially owned by Western Asset Management Company. Since the date of the prospectus, we have been advised by such selling securityholder that the amounts set forth below are correct and that $1,414,000 principal amount of notes had inadvertently been omitted from the prospectus. The corrected amounts below supersede and replace the previously stated amounts in the prospectus.

Name	Principal Amount of Notes Owned	% of Outstanding Notes	Class A Common Stock Issuable Upon Conversion	% of Outstanding Common Stock
Western Asset Management Company(1)	65,957,000	3.1	64,348,295	2.9

*	Less than one percent.
(1)	Comprised solely of Series A Convertible Notes. Notes owned by Western Asset Management Company include all notes held in investment funds and separately managed client accounts for which Western Asset Management Company serves as investment manager, including $3,640,000 principal amount of notes held by Legg Mason Western Asset Global HY Bond Fund, $6,300,000 principal amount of notes held by LM WA US HY Fund, $1,150,000 principal amount of notes held by Stichting Pensioen Funds DSM Nederland, $1,180,000 principal amount of notes held by CGCM High Yield Investments, $396,000 principal amount of notes held by Kern Country Employee’s Retirement Assoc., $5,150,000 principal amount of notes held by Western Asset Opportunistic US$ H.Y. LLC, $1,140,000 principal amount of notes held by Western Asset Strategic US$ HY LLC, $1,400,000 principal amount of notes held by Western Asset High Income Corporate Bond Fund, $3,964,000 principal amount of notes held by Western Asset Global High Yield Bond Fund, $2,000,000 principal amount of notes held by Western Asset Strategic Bond Opp. Port, $5,000,000 principal amount of notes held by Western Asset High Yield Defined Opportunity, $1,090,000 principal amount of notes held by LM WA Variable High Income Portfolio, $2,000,000 principal amount of notes held by Western Asset Managed High Income Fund Inc. (MHY), $3,687,000 principal amount of notes held by LM WA High Income Fund, $160,000 principal amount of notes held by LM WA Variable Global HY Bond Portfolio, $7,025,000 principal amount of notes held by Western Asset High Income Fund II Inc. (HIX), $620,000 principal amount of notes held by Western Asset High Income Fund Inc. (HIF), $1,310,000 principal amount of notes held by Western Asset Global High Income Fund Inc. (EHI), $2,920,000 principal amount of notes held by LM WA Global HY Bond Fund, $3,230,000 principal amount of notes held by Western Asset High Income Opportunity Fund Inc. (HIO), $770,000 principal amount of notes held by Western Asset Global Partners Income Fund Inc. (GDF), $330,000 principal amount of notes held by Blue Cross Blue Shield of Michigan, $3,035,000 principal amount of notes held by Western Asset High Yield Portfolio, $5,770,000 principal amount of notes held by John Hancock II High Yield Fund and $2,690,000 principal amount of notes held by John Hancock Variable Ins. Trust—High Yield Trust. Christopher Jacobs exercises voting and dispositive power with respect to the notes and Class A Common Stock issuable upon conversion of the notes held by Western Asset Management Company. Christopher Jacobs disclaims beneficial ownership of the notes and the shares of Class A Common Stock issuable upon conversion of the notes held by Western Asset Management Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information set forth in the table below updates the information regarding the beneficial ownership of Common Stock of Domus Holdings Corp. contained on page 160 of the prospectus solely to correct the previously disclosed amounts of Class A Common Stock beneficially owned by Western Asset Management Company. The corrected information below supersedes and replaces the previously stated beneficial ownership information in the prospectus with respect to Western Asset Management Company.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Class A Common Stock	Ownership of Class B Common Stock	Percentage of Class B Common Stock	Percentage of Common Stock (1)
Western Asset Management Company (1)	64,348,295	—	—	2.9%

(1)	Notes owned by Western Asset Management Company include all notes held in investment funds and separately managed client accounts for which Western Asset Management serves as investment manager, including $3,640,000 principal amount of notes held by Legg Mason Western Asset Global HY Bond Fund, $6,300,000 principal amount of notes held by LM WA US HY Fund, $1,150,000 principal amount of notes held by Stichting Pensioen Funds DSM Nederland, $1,180,000 principal amount of notes held by CGCM High Yield Investments, $396,000 principal amount of notes held by Kern Country Employee’s Retirement Assoc., $5,150,000 principal amount of notes held by Western Asset Opportunistic US$ H.Y. LLC, $1,140,000 principal amount of notes held by Western Asset Strategic US$ HY LLC, $1,400,000 principal amount of notes held by Western Asset High Income Corporate Bond Fund, $3,964,000 principal amount of notes held by Western Asset Global High Yield Bond Fund, $2,000,000 principal amount of notes held by Western Asset Strategic Bond Opp. Port, $5,000,000 principal amount of notes held by Western Asset High Yield Defined Opportunity, $1,090,000 principal amount of notes held by LM WA Variable High Income Portfolio, $2,000,000 principal amount of notes held by Western Asset Managed High Income Fund Inc. (MHY), $3,687,000 principal amount of notes held by LM WA High Income Fund, $160,000 principal amount of notes held by LM WA Variable Global HY Bond Portfolio, $7,025,000 principal amount of notes held by Western Asset High Income Fund II Inc. (HIX), $620,000 principal amount of notes held by Western Asset High Income Fund Inc. (HIF), $1,310,000 principal amount of notes held by Western Asset Global High Income Fund Inc. (EHI), $2,920,000 principal amount of notes held by LM WA Global HY Bond Fund, $3,230,000 principal amount of notes held by Western Asset High Income Opportunity Fund Inc. (HIO), $770,000 principal amount of notes held by Western Asset Global Partners Income Fund Inc. (GDF), $330,000 principal amount of notes held by Blue Cross Blue Shield of Michigan, $3,035,000 principal amount of notes held by Western Asset High Yield Portfolio, $5,770,000 principal amount of notes held by John Hancock II High Yield Fund and $2,690,000 principal amount of notes held by John Hancock Variable Ins. Trust - High Yield Trust. Christopher Jacobs exercises voting and dispositive power with respect to the notes and Class A Common Stock issuable upon conversion of the notes held by Western Asset Management Company. Christopher Jacobs disclaims beneficial ownership of the notes and the shares of Class A Common Stock issuable upon conversion of the notes held by Western Asset Management Company. The address for WAMCO is 385 E. Colorado Blvd., Pasadena, CA 91101.